UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2023

(Date of Report)

BIO ESSENCE CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

California	333-232839	94-3349551
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

8 Studebaker Drive, Irvine, California 92618
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(949) 706-9966
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 12, 2023, Bio Essence Corp., a California corporation (the “Company”) entered into a Stock Purchase Agreement (“SPA”) with Newways, Inc., a California corporation (“Newways”) whereby the Company agreed to sell to Newways its wholly owned subsidiary, Bio Essence Pharmaceutical, Inc. (“BEP”), in exchange for cash consideration in the amount of Three Hundred Thousand Dollars ($300,000). The transaction is expected to close prior to December 31, 2023. The effective date of the SPA identifies December 5, 2023 as the effective date, but a fully executed copy of the SPA was not available until December 12, 2023. The Board of Directors approved the sale pursuant to a Consent Resolution dated December 5, 2023.

There is no material relationship between the Company and Newwasy. A copy of the SPA and the Consent Resolution of the Board of Directors is attached here as an exhibit.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2023, the Company received notice from Sharon Mair, a member of the Company’s Board of Directors, that she resigned from the Board of Directors effective immediately. Ms. Mair did not have any committee assignments or other positions aside from her position as Director of the Company. The Company is not aware of any material dispute, disagreement, or other circumstance between Ms. Mair and the Company, Board of Directors, or its Officers that related to Ms. Mair’s decision to resign.

Ms. Mair has been provided a copy of this Current Report on Form 8-K and will be provided a full opportunity to review the same. If Ms. Mair disagrees with any representation herein, the Company will amend its disclosure and publish any correspondence from Ms. Mair relating to the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO ESSENCE CORP.

/s/ Yin Yan
By:	Yin Yan
Its:	Chief Executive Officer
Dated: December 13 2023

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